SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 8, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 8.3 billion revenue passenger miles (RPMs) in September 2014, a 5.1 percent increase from the 7.9 billion RPMs flown in September 2013. Available seat miles (ASMs) increased 0.7 percent to 10.3 billion from the September 2013 level of 10.2 billion. The September 2014 load factor was 80.5 percent, compared to 77.1 percent in September 2013. For September 2014, passenger revenue per ASM (PRASM) is estimated to have increased approximately five percent as compared to September 2013.
For the third quarter of 2014, the Company flew 28.5 billion RPMs, compared to 27.0 billion RPMs flown for the same period in 2013, an increase of 5.6 percent. Third quarter 2014 ASMs increased 1.1 percent to 33.8 billion from third quarter 2013 ASMs of 33.4 billion. The third quarter 2014 load factor was 84.4 percent, compared to 80.8 percent for the same period in 2013.
For the first nine months of 2014, the Company flew 81.3 billion RPMs, compared to 78.7 billion RPMs flown for the same period in 2013, an increase of 3.3 percent. Year-to-date 2014 ASMs decreased 0.1 percent to 98.4 billion from 98.5 billion for the same period in 2013. The year-to-date 2014 load factor was 82.6 percent, compared to 79.9 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

SEPTEMBER
	2014	2013	Change
Revenue passengers carried	8,638,582	8,153,541	5.9%
Enplaned passengers	10,556,294	10,124,725	4.3%
Revenue passenger miles (000s)	8,267,245	7,862,610	5.1%
Available seat miles (000s)	10,274,379	10,202,976	0.7%
Load factor	80.5%	77.1%	3.4 pts.
Average length of haul	957	964	(0.7)%
Trips flown	99,488	103,141	(3.5)%

THIRD QUARTER
	2014	2013	Change
Revenue passengers carried	28,391,882	27,015,866	5.1%
Enplaned passengers	35,255,248	33,792,804	4.3%
Revenue passenger miles (000s)	28,522,510	27,009,604	5.6%
Available seat miles (000s)	33,785,824	33,425,087	1.1%
Load factor	84.4%	80.8%	3.6 pts.
Average length of haul	1,005	1,000	0.5%
Trips flown	319,250	332,991	(4.1)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	82,602,805	81,180,167	1.8%
Enplaned passengers	101,701,969	100,036,208	1.7%
Revenue passenger miles (000s)	81,267,824	78,695,853	3.3%
Available seat miles (000s)	98,356,618	98,457,754	(0.1)%
Load factor	82.6%	79.9%	2.7 pts.
Average length of haul	984	969	1.5%
Trips flown	946,231	995,097	(4.9)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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